Exhibit 4.3

BROOKFIELD HOMES CORPORATION

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
FOR
8% CONVERTIBLE PREFERRED STOCK, SERIES A

(PURSUANT TO DELAWARE GENERAL CORPORATION LAW,
SECTION 151(G))

The undersigned, being the President and Chief Executive Officer and the Secretary, respectively, of Brookfield Homes Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, in accordance with the provisions of the Delaware General Corporation Law, Section 151(g), do hereby certify that:

1.             Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors on December 15, 2008, in accordance with the Delaware General Corporation Law, Section 151, duly adopted a resolution establishing a series of 10,000,000 shares of the Corporation’s Preferred Stock, designated as its 8.0% Cumulative Perpetual Preferred Stock, Series A (the “Original Preferred Stock”):

2.             No shares of Original Preferred Stock have been issued.

3.             Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors on January 19, 2009, in accordance with the Delaware General Corporation Law, Section 151, duly adopted the following resolution amending and restating the Original Preferred Stock by establishing a series of 10,000,000 shares of the Corporation’s Preferred Stock, to be designated as its 8% Convertible Preferred Stock, Series A:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, the Board of Directors hereby amends and restates the 8% Cumulative Perpetual Preferred Stock, Series A, established on December 15, 2008, by establishing a series of 8% Convertible Preferred Stock, Series A, of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

8% CONVERTIBLE PREFERRED STOCK, SERIES A

Section 1.       Designation; Number of Shares.  The shares of such series shall be designated as “8% Convertible Preferred Stock, Series A” (the “Convertible Preferred Stock”), and the number of shares constituting the Convertible Preferred Stock shall be 10,000,000.  Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to the Delaware General Corporation Law, Section 151(g), or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Convertible Preferred Stock.

Section 2.       Stated Capital.  Each share of Convertible Preferred Stock shall have a stated value equal to $25.00, as adjusted for any stock dividends, splits, combinations or other similar recapitalization with respect to the shares of Convertible Preferred Stock (the “Stated Value”), and $0.01 par value.

Section 3.       Rank.  The Convertible Preferred Stock shall rank prior to all of the Corporation’s Common Stock, par value $.01 per share (the “Common Stock”), now outstanding or hereafter issued, both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 4.       Dividends and Distributions.  The holders of shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of 8% per share per annum on the Stated Value per share of Convertible Preferred Stock, and no more.  Such dividends shall be fully cumulative, shall accumulate without interest from the date of original issuance of the Convertible Preferred Stock and shall be payable semi-annually in arrears, at the election of the Corporation in (i) cash; (ii) shares of Common Stock; or (iii) a combination of cash and shares of Common Stock; provided that if the Corporation elects to pay all or any portion of such dividend in shares of Common Stock, no fractional shares of Common Stock shall be issued in payment of any such dividend, and the Corporation shall pay cash in respect of any fraction of a share of Common Stock that would otherwise be issuable in payment of such dividend. Such dividends shall be payable on the last calendar day of each June and December, commencing on the last calendar day of the first June or December following the date of original issuance of the Convertible Preferred Stock (provided, that if any such date is a Saturday, Sunday or legal holiday in the place where such dividend is to be paid, then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday), to holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board of Directors.  Such record dates shall be not more than 60 nor less than 10 days preceding the respective dividend payment dates.  Where the Corporation elects to pay all or any portion of dividends in shares of Common Stock, the amount of dividends so payable shall be computed based on the average of the Volume Weighted Closing Price (as defined in the next sentence) of the Common Stock over the five consecutive trading days immediately preceding the applicable declaration date.  The “Volume Weighted Closing Price” for each trading day shall be the product of (i) the total number of shares of Common Stock traded on such day on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, on the principal inter-dealer quotation system on which the Common Stock is quoted; and (ii) the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such trading day, in either case as reported by the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the bid and asked prices for such day on the principal inter-dealer quotation system on which the Common Stock is quoted, or, if the Common Stock is not quoted on any such inter-dealer quotation system, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.

No dividends or other distributions in respect of shares of Common Stock, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to payment of dividends to the Convertible Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as “Junior Dividend Stock”), shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Junior Dividend Stock unless and until (i) all accumulated and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then-current semi-annual dividend period, shall have been paid or declared and set apart for payment, and (ii)(a) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Convertible Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Convertible Preferred Stock, in each case calculated on the applicable record date for determination of holders entitled to receive such dividend or (b) in the case of a dividend on any class or series that is not convertible into Common Stock, that dividend per share of Convertible Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization  with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Convertible Preferred Original Issue Price (as defined below), shall have been paid in respect of each share of then outstanding Convertible Preferred Stock; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Convertible Preferred Stock pursuant to this Section 4 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Convertible Preferred Stock dividend.  The “Convertible Preferred Original Issue Price” shall mean $25.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Convertible Preferred Stock.

If at any time any dividend on any capital stock of the Corporation ranking senior as to payment of dividends to the Convertible Preferred Stock (such capital stock being referred to herein as “Senior Dividend Stock”) shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accumulated and unpaid dividends with respect to the Senior Dividend Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest.  No full dividends shall be paid or declared and set apart for payment on any capital stock of the Corporation ranking, as to payment of dividends, on a parity with the Convertible Preferred Stock (such capital stock being referred to herein as “Parity Dividend Stock”) for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends.  No full dividends shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends.  When dividends are not paid in full upon the Convertible Preferred Stock and any Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Convertible Preferred Stock and Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Convertible Preferred Stock and Parity Dividend Stock bear to each other.

Any reference to “distribution” contained in this Section 4 shall not be deemed to include any distribution made in connection with a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 5.       Liquidation Preference.  In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount equal to the dividends accumulated and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to the greater of (i) the Convertible Preferred Original Issue Price per share and (ii) such amount per share as would have been payable had all shares of Convertible Preferred Stock been converted into Common Stock pursuant to Section 7 immediately prior to such liquidation, dissolution or winding up, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other capital stock of the Corporation ranking junior as to liquidation rights to the Convertible Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as “Junior Liquidation Stock”); provided, that such rights shall accrue to the holders of Convertible Preferred Stock only in the event that the Corporation’s payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Convertible Preferred Stock (such capital stock being referred to herein as “Senior Liquidation Stock”) are fully met.  The entire assets of the Corporation available for distribution after the liquidation preferences of any Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Convertible Preferred Stock and any other capital stock of the Corporation which ranks on a parity as to liquidation rights with the Convertible

Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts).

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Convertible Preferred Stock the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

Section 6.       Convertible Preferred Stock Not Redeemable at Option of Corporation.  The Convertible Preferred Stock shall not be redeemable by the Corporation.

Section 7.       Conversion at Option of Holders.  Holders of Convertible Preferred Stock may, at their option upon surrender of the certificates therefor, convert any or all of their shares of Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock (and such other securities and property as they may be entitled to, as hereinafter provided) at any time after issuance thereof.  Each share of Convertible Preferred Stock shall be convertible at the office of any transfer agent for the Convertible Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion.  The number of shares of Common Stock into which a share of Convertible Preferred Stock may be converted shall equal the Convertible Preferred Original Issue Price per share being converted divided by the Conversion Price (as defined below), subject to adjustment from time to time as provided in Section 9 (such conversion rate, as so adjusted from time to time, being referred to herein as the “Conversion Rate”).  The initial Conversion Rate shall be 3.571428571 shares of Common Stock issuable upon conversion of each share of Convertible Preferred Stock.  The “Conversion Price” shall be equal to the Convertible Preferred Original Issue Price per share divided by the Conversion Rate in effect at the time of conversion, as adjusted for any stock dividends, splits, combinations or other similar recapitalization with respect to the shares of Convertible Preferred Stock.  Except as provided in this Section 7 and Section 8, upon conversion, no adjustment or payment shall be made in respect of accumulated and unpaid dividends on the Convertible Preferred Stock surrendered for conversion.

Upon conversion of any share of Convertible Preferred Stock, the holder thereof shall also be entitled to receive a sum equal to all declared and unpaid dividends on such share (the “Conversion Payment”).  At the election of the Corporation, the amount of such Conversion Payment shall be determined, and such Conversion Payment shall be payable in the forms permitted by, Section 4.

The right of holders of Convertible Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer.  The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion of Convertible Preferred Stock in a name other than that of the holder of the shares of Convertible Preferred Stock being converted, nor shall the Corporation be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the other provisions of this Section 7.  If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis.  The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Convertible Preferred Stock and shall use its best efforts to list such shares on each national securities exchange on which the Common Stock is listed.

Upon the surrender of certificates representing shares of Convertible Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer as provided above, the person converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (a) the Closing Price (as defined in the next sentence) of a share of Common Stock on the last trading day before the date on which shares of Common Stock are issued upon conversion of a share of Convertible Preferred Stock, and (b) such fraction of a share.  The “Closing Price” for each day shall be the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such trading day, in either case as reported by the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the bid and asked prices for such day on the principal inter-dealer quotation system on which the Common Stock is quoted, or, if the Common Stock is not quoted on any such inter-dealer quotation system, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.

Section 8.       Mandatory Conversion.

In the event that at any time on or after June 30, 2014, the average of the Volume Weighted Closing Price of the Common Stock over the 90 consecutive trading days immediately prior to the date of determination is greater than $14.00 per share of Common Stock, as adjusted for any stock dividends, splits, combinations or other similar recapitalization with respect to the Common Stock, the Corporation may, at its option, elect that all, but not less than all, outstanding shares of Convertible Preferred Stock shall be automatically converted into shares of Common Stock, at the then effective Conversion Rate and such shares may not be reissued by the Corporation.  The date and time specified for such automatic conversion is referred to herein as the “Mandatory Conversion Time”.

The Corporation shall send written notice of the mandatory conversion (the “Mandatory Conversion Notice”) to each holder of record of Convertible Preferred Stock not less than 30 days prior to the Mandatory Conversion Time.  Each Mandatory Conversion Notice shall state:

(a)   that all shares of Convertible Preferred Stock are subject to such mandatory conversion;

(b)   the Mandatory Conversion Time and the then current Conversion Rate; and

(c)   that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Convertible Preferred Stock to be converted.

Upon receipt of a Mandatory Conversion Notice, each holder of shares of Convertible Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Convertible Preferred Stock converted pursuant to this Section 8, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 8.  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Convertible Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 7 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Convertible Preferred Stock converted.  Such converted Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock accordingly.

Section 9.       Adjustments to Conversion Rate.  Notwithstanding anything in this Section 9 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 9 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%.  However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 9 and not previously made.  Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as follows:

(a)   In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly owned subsidiary of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share of Convertible Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange.  If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Convertible Preferred Stock the right to elect the securities, cash or other assets into which the Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

(b)   In case the Corporation shall (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common

Stock into a greater number of shares, (iii) combine the shares of its outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation that such holder would have owned or have been entitled to receive after the happening of such event had such Convertible Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action).  An adjustment pursuant to this subparagraph (b) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(c)   In case the Corporation shall issue rights or warrants to all holders of the Common Stock entitling such holders on the record date referred to below to subscribe for or purchase Common Stock at a price per share less than the average of the daily Closing Prices (as defined in Section 7) of the Common Stock on the 30 consecutive business days commencing 45 business days before such record date (the “Current Market Price”), then in each such case the Conversion Rate in effect on such record date shall be adjusted in accordance with the formula

C1 = C	x	O + N
O + N x P
M

where

C1

=

the adjusted Conversion Rate.

C

=

the current Conversion Rate.

O

=

the number of shares of Common Stock outstanding on the record date.

N

=

the number of additional shares of Common Stock offered.

P

=

the offering price per share of the additional shares.

M

=

the Current Market Price per share of Common Stock on the record date.

Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.  If all of the shares of Common Stock subject to such rights or warrants have not been issued when such rights or warrants expire, then the Conversion Rate shall promptly be readjusted to the Conversion Rate that would be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights or warrants.

(d)   In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants to purchase securities of the Corporation referred to in subparagraph (c) above, any dividend or distribution paid in cash out of the retained earnings of the Corporation and any dividend or distribution referred to in subparagraph (b) above), then in each such case the Conversion Rate then in effect shall be adjusted in accordance with the formula

C1 = C x	M
M - F

Where

C1	=	the adjusted Conversion Rate.
C	=	the current Conversion Rate.
M	=	the Current Market Price per share of Common Stock on the record date mentioned below.
F	=

the amount of such cash dividend and/or the fair market value on the record date of the assets, securities, rights or warrants to be distributed divided by the number of shares of Common Stock outstanding on the record date. The Board of Directors of the Corporation shall determine in good faith such fair market value.

Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution.

(e)   All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

(f)   In the event that at any time, as a result of an adjustment made pursuant to subparagraph (a) or (b) above, the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (a) through (e) above.

Except as otherwise provided above in this Section 9, no adjustment in the Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to each transfer agent for the Convertible Preferred Stock and the Common Stock, and to the principal securities exchange, if any, on which the Convertible Preferred Stock and the Common Stock is traded, a statement signed by the President or any Vice President of the Corporation and by its Treasurer or its Secretary stating the adjusted Conversion Rate determined as provided in this Section 9; and any adjustment so evidenced, given in good faith, shall be binding upon all stockholders and upon the Corporation.  Whenever the Conversion Rate is adjusted, the

Corporation shall give notice by mail at the time of, and together with, the next dividend payment to the holders of record of Convertible Preferred Stock, setting forth the adjustment and the new Conversion Rate and Conversion Price.  Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

Whenever the Corporation shall propose to take any of the actions specified in subparagraphs (a), (b), (c) or (d) of the first paragraph of this Section 9 that would result in any adjustment in the Conversion Rate, the Corporation shall cause a notice to be mailed at least 30 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action to the holders of record of the outstanding Convertible Preferred Stock on the date of such notice.  Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be.  Failure by the Corporation to give such notice or any defect in such notice shall not affect the validity of the transaction.

Notwithstanding any other provision of this Section 9, no adjustment in the Conversion Rate need be made (A) for a transaction referred to in subparagraphs (a), (b), (c) or (d) of the first paragraph of this Section 9 if holders of Convertible Preferred Stock are to participate in the transaction or distribution on such a basis and with such notice as the Board of Directors determines in good faith to be fair to the holders of the Convertible Preferred Stock and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction; (B) for sales of Common Stock pursuant to a plan for reinvestment of dividends on Common Stock, provided that the purchase price in any such sale is at least equal to 95% of the market price of the Common Stock at the time of such sales; (C) for sales of Common Stock pursuant to any plan adopted by the Corporation for the benefit of its employees or consultants, provided that such plan has been approved by the Corporation’s independent directors, or pursuant to any plan for the benefit of the Corporation’s directors, provided that such plan has been approved by the Corporation’s shareholders; or (D) for a change in par value of the Common Stock not involving a subdivision or combination described in clause (ii) or (iii) of subparagraph (b) of the first paragraph of this Section 9.

Section 10.     Convertible Preferred Stock Not Redeemable at Option of Holders or Exchangeable; No Sinking Fund.  The Convertible Preferred Stock shall not be redeemable upon the request of holders thereof or exchangeable for other capital stock or indebtedness of the Corporation or other property.  The shares of Convertible Preferred Stock shall not be subject to any mandatory redemption or the operation of a purchase, retirement or sinking fund.  The Convertible Preferred Stock shall not have any stated maturity date.

Section 11.     Voting Rights.  The holders of Convertible Preferred Stock shall not have any voting rights except as set forth below and as otherwise from time to time required by law.

Section 12.     Certain Actions Not to be Taken Without Vote of Holders of Convertible Preferred Stock.  Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Convertible Preferred Stock, voting separately as a class, the

Corporation shall not:  (i) authorize, create or issue any shares of any other class or series of capital stock ranking senior to the Convertible Preferred Stock as to dividends or upon liquidation; or (ii) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Convertible Preferred Stock.

Section 13.     Outstanding Shares.  For purposes of this Certificate of Designations, all shares of Convertible Preferred Stock shall be deemed outstanding except for (a) shares of Convertible Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation; and (b) from the date of surrender of certificates representing Convertible Preferred Stock for conversion pursuant to Section 7, all shares of Convertible Preferred Stock that have been converted into Common Stock or other securities or property pursuant to Section 7.

Section 14.     Status of Convertible Preferred Stock Upon Retirement.  Shares of Convertible Preferred Stock that are acquired by the Corporation or converted pursuant to Sections 7 or 8 shall be retired pursuant to the Delaware General Corporation Law, Section 243, or any successor provision, and thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series.  Upon the acquisition by the Corporation or conversion pursuant to Sections 7 or 8 of all outstanding shares of Convertible Preferred stock, all provisions of this Certificate of Designations shall cease to be of further effect.  Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to the Delaware General Corporation Law, Section 151(g), or any successor provision and without shareholder action, to cause this Certificate of Designations to be eliminated from the Corporation’s Articles of Incorporation.

IN WITNESS WHEREOF, Brookfield Homes Corporation has caused this certificate to be signed by Ian G. Cockwell, its President and Chief Executive Officer, and attested by Shane D. Pearson, its Secretary, this 16th day of February, 2009.

BROOKFIELD HOMES CORPORATION

		By:	/s/ Ian G. Cockwell
		Name:	Ian G. Cockwell
		Title:	President and Chief Executive Officer

Attest:

By:	/s/ Shane D. Pearson
Shane D. Pearson
Secretary